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                                 EXHIBIT 10.A


                    PERFORMANCE-BASED INCENTIVE BONUS PLAN

                                 MARK A. SUWYN


      Subject to approval by the stockholders of Louisiana-Pacific Corporation ("L-P"), the following business criteria will serve as a basis for performance bonus payments to Mark A. Suwyn, Chairman and Chief Executive Officer of L-P:


Strategic Performance Criteria

      1. Success in developing and implementing strategic plans, management plans, or systems (such as quality management plans, budgeting systems, or other internal controls).

      2. Success in filling board or executive positions or reorganizing reporting relationships.

      3.    Success in resolving legal proceedings.


Financial Performance Criteria

      Goals may be based upon earnings, earnings per share, operating profit, stock price, costs of production or overhead, or other measures of earnings, profitability, efficiency, or return to stockholders (for L-P as a whole, or for particular divisions or business units), expressed as absolute amounts or as ratios or percentages of other amounts and may be measured against various standards including arbitrary targets, budget targets, prior years' performance, or performance of other companies.

      Within the time periods specified under Section 162(m) of the Internal Revenue Code, the compensation committee will determine specific objective performance goals based on one or more of the above business criteria and will specify the amount of bonus or the method of calculating the bonus payable if some or all of the performance goals are met to specified degrees. The bonus payable for any year pursuant to this plan will not exceed $1 million.




                     Adopted by the Compensation Committee
                                March 20, 1996